Item 99.1

PHOSPHATE PROJECT UPDATE

Legend International Holdings, Inc (OTCBB: LGDI) is pleased to announce a number of milestones for its Queensland Phosphate Project including recent initial findings from the feasibility study being conducted by Wengfu, metallurgical results, and the initial JORC resource estimate for the central core of its 100% owned Paradise North Phosphate Deposit (EPM 17330).  The highlights of this report are:

●	Wengfu (Group) Co. Ltd’s delegation of 7 technical experts completes visit to Legend’s Phosphate deposits and associated facilities in Australia to further the current feasibility test work that is currently being undertaken by Wengfu. Initial findings and recommendations are very positive.

●	Upon completion of a positive feasibility study, Wengfu will become an equity partner with Legend and assist with obtaining further financing options for the project.

●	Recent metallurgical testwork conducted in the U.S.A has proven that material from Paradise North acidulates well and makes a world market quality phosphoric acid.

●	Queensland’s Department of Infrastructure and Planning have reserved over 740 acres of suitable land for the development of a phosphoric acid plant located 5km south of Mt Isa for Legend’s Phosphate Project.

●	2009 Pilot Beneficiation Plant testwork concludes, proving the internally designed flowsheet for flotation of phosphate rock concentrate successfully upgrades rock up to 35% P2O5.

●	Initial DSO targeted JORC resource estimate of 7.3 Mt @ 28.1% P2O5 for the currently drill tested central core (less than 5% of historical resource area) of the Paradise North deposit (EPM 17330).

●	Legend’s project schedule will be based on Wengfu’s feasibility study recommendations.

●	IFFCO remains a strong strategic partner willing to off take rock and fertiliser products.

●	Indian government to send delegation, including the Minister of Fertilizers and the Managing Director of IFFCO, to visit Legend’s Phosphate Project and Queensland State Ministers on March 23, 2010.

●	Legend intends to spin out to a new company the diamond, gold and base metal interests of Legend of which Legend shareholders will receive shares of common stock on a pro rata basis to the shares they hold in Legend. Following the spin out, Legend will be a 100% pure phosphate company.

Introduction

Legend is a phosphate development company actively exploring and developing its phosphate projects in the Georgina Basin in North West Queensland, Australia. Legend is primarily focused on developing its significant phosphate deposits to become a major Australian phosphate rock and phosphate fertilizer producer.

Legend has been pursuing a 3 stage development schedule beginning with the mining and shipping of high grade material suitable for direct shipping ore, then construction of a beneficiation plant to produce up to 5 Mtpa of phosphate rock concentrate, then the development of value added downstream phosphate products. All stages have had numerous studies running in parallel and are being developed concurrently. All of Legend’s test work to date is being validated and incorporated into the feasibility study that has recently commenced with Wengfu.

Wengfu (Group) Co. Ltd

As announced on November 17, 2009, Legend has formed a strategic alliance with Wengfu for the development of its phosphate mine, a beneficiation plant, a phosphoric acid plant and potential DAP/MAP plant in the Mt Isa region, Queensland, Australia.

Wengfu is the one of the largest phosphate fertilizer producers in China, and has developed two phosphate mines in Guizhou Province and beneficiation, fertilizer and chemical plants in Guizhou, Gansu and Sichuan Provinces, China. Wengfu produces over 2.5 million tonnes of finished fertilizer products. Wengfu also has a large research and development arm which has enabled Wengfu to produce many speciality phosphate chemical products. Wengfu has a large global network in the phosphate fertilizer industry and exports fertilizer to over twenty countries worldwide including Australia and New Zealand.

Wengfu is currently contracted to provide engineering, procurement and construction services for the large phosphate fertilizer Ma’aden Beneficiation Project in Saudi Arabia.

Legend and Wengfu have agreed to work together on the feasibility study initially for the mining, beneficiation, phosphoric acid production and potential DAP/MAP production from phosphate rock at Legend’s Georgina Basin Phosphate Project in Queensland, Australia. Wengfu and Legend will also investigate the production of speciality phosphate products derived from phosphoric acid manufacture.

After completion of a positive feasibility, Wengfu will become an equity partner with Legend to strengthen the alliance and share in the benefits of successful development of all stages of the project including the production of specialty phosphate chemical products.  Wengfu will also assist with obtaining further financing options for the project.

A delegation of 7 technical experts has recently visited Australia having inspected the phosphate deposits near Mt Isa, the Port of Townsville, a potential phosphoric acid plant site in Mt Isa and Amdel Laboratories Ltd in Adelaide where the Pilot Beneficiation Plant operated. Wengfu also met a number of Australian technical consulting companies that have been providing services to Legend. Prior to this visit, Wengfu received and reviewed all technical data and reports relating to all aspects of the Legend Phosphate Project.

The Wengfu delegation reported that they have a very positive view on the project based on their findings to date. These findings are preliminary in nature and will be concluded upon completion of the detailed feasibility study due quarter 2, 2010.

The key findings and recommendations of Wengfu’s analysis to date are listed below:

Initial Findings:

●	Legend’s phosphate rock resources are of sufficient size and quality to support a large scale project as proposed.

●	Legend’s test work on acidulation of various rock types from Paradise and D-Tree have produced world quality phosphoric acids of which ammoniated phosphate fertilizers could easily be made.

●	Legend’s beneficiation flowsheet as finalized by the operation of a Pilot Beneficiation Plant at Amdel Laboratories is very efficient in regard to both water usage and phosphate recovery. The Plant has produced good quality phosphate rock concentrates from the D-Tree and Paradise deposits which will easily make world quality phosphoric acid.

●	Sources of sulphuric acid are available in the Mt Isa region making the production of phosphoric acid a very attractive development option.

●	Infrastructure, logistics and utilities in the region appear adequate for the project.

●	The Port of Townsville has sufficient capability to support Legend’s Phosphate project and the area at the Port reserved for Legend is of sufficient size to cater for all stages of the project.

●	The Legend team and its associated consultants have conducted many thorough and positive studies on all aspects of the project and have progressed environmental and governmental permits to a degree which warrants a fast tracked completion of the current feasibility study being conducted by Wengfu.

Initial Recommendations:

●	Wengfu’s findings to date and their expert knowledge of the world phosphate market suggest that Legend should consider a company owned phosphoric acid plant located in Mt Isa.

●	Wengfu’s initial recommendation is that, even though shipping of high grade phosphate rock as mined (DSO) is currently technically and economically feasible, Legend should defer the decision to mine and ship the high grade DSO material, until completion of the feasibility study in Q2, 2010.

Based on Wengfu’s recommendation a revised project timeline will be reissued upon completion of the feasibility study.

Recently Legend has achieved some significant milestones which relate to all stages of the project currently being developed. They are discussed in detail below:

Metallurgy

During 2009, Legend carried out four stages of bench scale beneficiation test work culminating in a pilot plant study using samples of D-Tree, Paradise North and Paradise South mineralized material. Phosphoric acid testing was also completed on selected samples.

Bench Scale Flotation Test Work

The major aims of the bench scale test program were to develop a beneficiation flow sheet that would recover the most phosphate at the highest grade, without discarding any Ultrafine (-20µm) material.  The main findings included:

■	Both D-Tree and Paradise South ores could be successfully beneficiated,
■	Encouraging flotation of Ultrafine phosphate in a specialized flotation cell.
■	Potential for >80% total P2O5 recoveries at 31-33% P2O5 grade without discarding any -20µm particles.
■	A process flow sheet using a split sized flotation circuit of -150+20µm in conventional flotation cells and -20µm in specialized flotation cells would be successful in recovering >80% P2O5 at about 33% P2O5 concentrate grade.
■	Only a single rod mill would be required, grinding to a P80 of 150µm.
■	A WHIMS unit would not be required to obtain the required Fe2O3 rejection from the concentrates.

Pilot Plant FlotationTest Work

In August 2009, Legend had sufficient information and confidence in the deposit to design and implement a pilot plant for the beneficiation process. This was carried out through October and November 2009 on larger ore samples, representative of two Paradise South samples and one sample each from Paradise North and D-Tree. Results of the Pilot Plant operation were finalised early this year.

Highlights include:

■	Confirmation of simple processing circuit with no crushing of ROM ore needed.
■	Paradise South concentrate grades up to 34.4% P2O5 were achieved from feed grades between 17% and 20% P2O5. The best result of 92% P2O5 recovery at 31.6% P2O5 grade was achieved from a single flotation cell, indicating fast flotation kinetics.
■	A low grade Paradise South sample at 14.3% P2O5 upgraded to a 31.7% P2O5 concentrate with 75% P2O5 recovery.
■	D-Tree concentrate grades up to 35% P2O5 were achieved from feed grades between 16% and 18% P2O5. The best recovery of 87% P2O5 was obtained to a concentrate grade of 30.1% P2O5.
■	Most results were achieved without a cleaner flotation stage. This indicates that there is still some potential to obtain higher P2O5 concentrate grades with lower impurities by including cleaning in the flotation circuit.

During the operation of the pilot plant it was found that the two flotation circuits that were initially set up to treat the coarse and ultrafine material separately could be simplified to one flotation circuit capable of treating the entire range of particle sizes, without any particle classification. This development together with the elimination of the crushing circuit has potential to save on capital and operating costs, water and power usage.

Phosphoric Acid Manufacture

During 2009, Legend supplied a total of five rock samples to CTI laboratories in Belle Chasse USA for the bench scale evaluation of phosphoric acid manufacture.  Apart from the one sample from Paradise South, all samples were ‘as mined’ material (DSO) with no flotation beneficiation having taken place. The Paradise South sample was remnant flotation concentrate from an old stockpile from the 1974 pilot plant situated at Lady Annie. One Paradise North sample (Paradise North (washed)) did have simple washing and screening at 20 microns (desliming). These samples were compared to a ‘standard’ base rock used in Florida. Table 1 below lists the samples and their feed grades.

Table 1:  Feed Rock Samples

Sample	P2O5	Al2O3	Fe2O3	MgO	CaO	SiO2	MER
D-Tree (DSO)	28.61	3.41	2.23	0.31	37.58	17.37	0.221
Paradise South (1974 Conc)	34.23	0.82	2.63	0.28	44.94	8.36	0.117
Paradise North (DSO)	30.36	3.44	0.88	0.32	28.62	18.33	0.156
Paradise North (washed)	31.86	1.78	0.84	0.18	41.18	17.61	0.092
Base Rock (Florida Comparison	27.62	0.98	1.02	0.97	40.80	13.96	0.109

The conclusions of the phosphoric acid manufacture conducted in Belle Chase, U.S.A were as follows:

■	The Paradise North (DSO), Paradise North (washed) and Paradise South concentrate rock produced phosphoric acid equal in quality to Florida base rock.
■	The Paradise North DSO and the Paradise South rock gave the highest phosphate recovery compared to the Base rock and the Paradise South rock.
■	The Paradise North (washed) rock produced phosphogypsum slurries which filtered around 30% slower than the Florida Base rock.
■	Paradise North DSO rock produced phosphogypsum slurries which filtered significantly slower than Base rock slurries.
■	While the Australian rocks contained high levels of SiO2 much of this is in the form of insoluble quartz. The low levels of reactive SiO2 show the need to add reactive silica (for example clay) to handle the fluorine in the rock.
■	The lower CaO/P2O5 ratios in the Australian rocks suggest that around 10 – 15 % less sulphuric acid is required to digest the phosphate in these rocks compared to the Florida Base rock.
■	The basis for designing a continuous pilot plant run based on Wet Screened and Paradise South rock have been successfully demonstrated.
■	The acid produced had minor element ratio’s which would make a world quality Di Ammonium Phosphate (DAP) and therefore other phosphate fertiliser products.

Geology & Resources

In 2009, Legend revalidated historical drilling results at the D-Tree deposit and converted the historical resources to Australian JORC 2004 compliant resources. The areas tested by the drilling, which was approximately 90% of the historical extents of the deposit, correlated very well with historical results and gives confidence to the reliability of the historical estimates (See table 4).

In late 2009, Legend targeted the high grade core of the Paradise North deposit for potential direct shipping ore material. The area drilled, which is less than 5% of the historical extents of the deposit, also correlates well with historical information and again gives confidence to the reliability of the historical estimates. The results of the drill program at Paradise North are reported below in tables 1-4.

The Paradise North project is a known phosphate deposit which contains a historical resource reported within publicly available documentation1. The historical estimate is not a Mineral Reserve estimate as defined by the US SEC Industry Guidelines2.  However, Legend has confidence in these historic resource estimates and they were used to target the drilling program carried out at Paradise North in 2009.  The resource estimate reported in this document confirms historical drilling results and the presence of a significant high grade phosphate deposit.

The initial Paradise North resource estimate for the DSO targeted central core includes:

■         7.3 Mt @ 28.1% P2O5 at a 26% P2O5 lower cut off grade,

See Table 3 for full details at a range of cut off grades.

These estimates have been compiled in accordance with Australian JORC Code (2004) guidelines.

The aim of the recent Paradise North drilling program and subsequent resource estimate as reported above was only to define the known high grade core of the deposit for a potential direct shipping ore (DSO) operation. This targeted area only represents less than 5% of the original extents of the historically defined deposit. The purpose of this recent drilling program was not to revalidate the entire extent of the historic resource which has been reported in the 1970’s to be 193 Mt @ 17.6% P2O52 for Lady Jane (currently known as Paradise North). From drilling conducted by Legend on the D-Tree deposit and the recent drilling conducted on the Paradise North deposit Legend has confidence that these global historical estimates will easily convert to JORC compliant resources and no further drilling is intended on Paradise North at this stage.

As reported in the above Metallurgy section, material taken from this high grade core of the Paradise North deposit has been shown to acidulate well into a world market quality phosphoric acid. Simple washing and screening of this material at a 20 micron cut increases the rock’s P2O5 content by 1.5% and decreases the aluminium content by 1.6% and improves the efficiency of the acidulation process.

The high grade phosphate core defined is also shallow (between 0-30m) and has low strip ratios at an average of 2.7:1.

Legend has also finished a drilling program at Paradise South (Lady Annie) earlier this year which was targeting to convert approximately 30 – 40 million tonnes of the historical resources into modern JORC compliant resources and reserves for a beneficiation plant. Initial results are pending and will be reported in May 2010.

Tables 1, 2 & 3 summarise the Paradise North Mineral Resource Estimates as at February 2010. Table 4 summarises Legend’s global estimates of mineralised material to date.

Table 1.  Summary of estimated tonnes and grade for Paradise North at a +10% P2O5

Indicated
Cut-off Grade Range (P2O5)	Tonnes ('000)	P2O5	Fe2O3	Al2O3	CaO	MnO2	MgO	SiO2	R2O3	MER
Total	6,679	24.21	1.47	4.16	34.08	0.23	0.70	29.03	5.63	0.30

Inferred
Cut-off Grade Range (P2O5)	Tonnes ('000)	P2O5	Fe2O3	Al2O3	CaO	MnO2	MgO	SiO2	R2O3	MER
Total	8,280	23.67	1.30	3.70	33.36	0.20	0.50	31.35	4.99	0.27

Total
Cut-off Grade Range (P2O5)	Tonnes ('000)	P2O5	Fe2O3	Al2O3	CaO	MnO2	MgO	SiO2	R2O3	MER
Total	14,959	23.91	1.38	3.90	33.68	0.21	0.59	30.31	5.28	0.29

Table 2.     Indicated and Inferred JORC “DSO” resource at 26% P2O5 cut-off

Indicated
Grade Cutoff 26% P2O5	Tonnes ('000)	P2O5	Fe2O3	Al2O3	CaO	MnO2	MgO	SiO2	R2O3	MER
Total	3,343	28.43	0.88	3.53	39.55	0.10	0.54	21.45	4.41	0.17

Inferred
Grade Cutoff 26% P2O5	Tonnes ('000)	P2O5	Fe2O3	Al2O3	CaO	MnO2	MgO	SiO2	R2O3	MER
Total	3,974	27.86	0.89	3.36	39.02	0.13	0.34	22.79	4.24	0.16

Total
Grade Cutoff 26% P2O5	Tonnes ('000)	P2O5	Fe2O3	Al2O3	CaO	MnO2	MgO	SiO2	R2O3	MER
Total	7,317	28.12	0.89	3.43	39.26	0.12	0.43	22.18	4.32	0.17

Table 3.  Paradise North Indicated plus Inferred Phosphate Resources Estimates by Cut-Off Grade

Cut	Cum Tonnes ('000)	P2O5	Fe2O3	Al2O3	CaO	MnO2	MgO	SiO2	R2O3	MER
+33% P2O5	58	33.63	0.62	2.35	46.31	0.07	0.23	12.22	2.97	0.10
+32% P2O5	167	32.83	0.67	2.44	45.28	0.07	0.24	13.80	3.11	0.10
+31% P2O5	429	31.98	0.69	2.58	44.13	0.07	0.26	15.52	3.28	0.11
+30% P2O5	985	31.11	0.74	2.82	42.98	0.08	0.29	17.07	3.56	0.12
+29% P2O5	1873	30.33	0.77	2.96	41.98	0.09	0.31	18.54	3.73	0.13
+28% P2O5	3263	29.53	0.80	3.14	40.99	0.09	0.35	19.88	3.94	0.15
+27% P2O5	5232	28.76	0.85	3.31	40.06	0.10	0.39	21.11	4.16	0.16
+26% P2O5	7317	28.12	0.89	3.43	39.26	0.11	0.43	22.18	4.32	0.17
+25% P2O5	9006	27.63	0.92	3.50	38.62	0.12	0.45	23.13	4.41	0.18
+24% P2O5	10139	27.28	0.95	3.54	38.15	0.13	0.46	23.82	4.50	0.18
+23% P2O5	10637	27.10	0.99	3.57	37.92	0.14	0.47	24.10	4.56	0.19
+22% P2O5	10864	27.01	1.01	3.58	37.80	0.14	0.48	24.26	4.59	0.19
+21% P2O5	11028	26.93	1.02	3.58	37.69	0.15	0.48	24.42	4.61	0.19
+20% P2O5	11174	26.84	1.03	3.58	37.58	0.15	0.49	24.60	4.61	0.19
+15% P2O5	13255	25.38	1.19	3.74	35.66	0.17	0.52	27.46	4.93	0.22
+10% P2O5	14959	23.91	1.38	3.90	33.68	0.20	0.59	30.31	5.28	0.25
+5% P2O5	15106	23.77	1.38	3.90	33.51	0.21	0.60	30.58	5.28	0.25

Table 4.  Legend’s current estimates of total mineralised material.

		Historic Estimates		Current Estimates (Australian JORC 2004 Compliant)
Deposit	Classification	Estimated million tonnes	% P2O5	Estimated million tonnes	% P2O5	% Historic Covered
Paradise South	Non-reserve mineralized material[1]	293	16.6	New estimate pending future drilling results
Paradise North	Non-reserve mineralized material[1,2]	193	17.6	15	23.9	less than 5%
D-Tree	Non-reserve mineralized material[1,2]	339	16.0	305	15.0	approx90%
Lily Creek	Non-reserve mineralized material[1]	191	14.9	New estimate pending future drilling results
Quita Creek	Non-reserve mineralized material[1]	54	17.3	New estimate pending future drilling results
Sherrin Creek	Non-reserve mineralized material[1]	175	16.5	New estimate pending future drilling results
Highland Plains	Non-reserve mineralized material[1]	84	13.4	New estimate pending future drilling results
Total	Non-reserve mineralized material[1]	1,329	16.2

Transport

During 2009 Legend signed a Memorandum of Understanding with P&O Trans Australia (POTA) for haulage and handling services associated with Legend’s Georgina Basin Phosphate project. POTA’s services are to include:-

■	Road cartage from D-Tree and Paradise North tenements, both located approximately 160 kilometres from the deposit to the rail head in Mount Isa;

■	Rail haulage from Mount Isa to Port of Townsville, approximately 1,000 kilometres; and,

■	Various storage and material handling tasks.

P&O Trans Australia is a business of POTA Holdings Pty Ltd which is the joint venture company of Kaplan (KIL: Kaplan Infrastructure & Logistics Fund & KEL: Kaplan Equity Limited) and DP World (Government Owned Corporation in Dubai).  P&O operates a Port precinct based Full and Empty container logistics business working from a total of 16 sites located in the State capital Cities of mainland Australia, a Multi-User Intermodal Terminals business with 6 sites in capital city locations along the Eastern Seaboard of Australia, a Rail Freight business operating Shipping Services between regional, metropolitan and interstate origins and the Ports of Sydney and Melbourne and a Global Freight Forwarding company with a network of offices in Australia and around the World.

The Queensland Government also announced in December 2009 that it will commit AUD$102 million to upgrades to the Mt Isa to Townsville rail line over the next two years. These upgrades will be aimed at increasing efficiency and capacity for future demand. This announcement is consistent with Legend’s own discussions with the Queensland government and in particular the Premier of Queensland who has given the Legend Phosphate project her full support.

Legend also engaged Pipeline Systems International (PSI) to undertaken a conceptual study for assessment of a slurry pipeline to transport the beneficiated phosphate ore from the mine site to existing rail facilities.  The option would involve a dewatering facility at the rail terminal and return water pipelines to the beneficiation plant following the route of the slurry pipeline. The dewatered phosphate ore concentrate would be loaded into rail wagons and make their way via rail to the Port of Townsville for storage and loading to ship.

Water supply

Three water supply options are under consideration for this project.

1.	Lake Julius option

Legend engaged SunWater to undertake a pre-feasibility study to assess the option of directing up to 10GL of unallocated water from Lake Julius to the proposed mine and beneficiation plant. Lake Julius is located approximately 85 kilometres east southeast of the proposed mine and beneficiation plant. The findings of this study will be compared against the other options presented below but initial findings are that the water supply is available to Legend and it is technically feasible to bring this water to the proposed site.

2.	Thorntonia Borefield option

Legend has commenced commercial negotiations in regard to the lease of an existing borefield water permit. The borefield water will need to be pumped approximately 45 kilometres to the beneficiation plant via an above ground pipeline.

3.	New Dam option

The option of constructing a dam to supply water to the project is currently being assessed. Based on these findings and other commercial assessments, a decision will be made as to whether to proceed further with this option.

Power supply

Generation

Legend has commenced commercial negotiations with local power generators in regards to the supply of power for the proposed beneficiation plant with a load factor of 80% for a 24 hr-7 day a week operation.

Power distribution option

Legend has made a connection enquiry and application to Ergon Energy for distribution of power via the Century Zinc 220 kV transmission line.  The delivery of power 25 kilometres from Ergon’s Century Zinc high voltage lines to the proposed beneficiation plant will be via spare capacity in existing transmission lines or duplication of these assets.

Phosphoric Acid Plant Site

Legend has identified a suitable site for the development of a fertilizer plant.  Lot 2 on Plan SP222005 which is owned by the Queensland Government has a total area of 743 acres and is located approximately 5km south of Mount Isa.  The site abuts the Mount Isa to Townsville railway line and is located adjacent to the Mica Creek Power Station (325MW gas-fired) and Xstrata Power Station (30MW gas-fired).  On February 26, 2010 the Department of Infrastructure and Planning (DIP) of the Queensland Government confirmed that they will not deal with a third party in respect of Lot 2 on Plan SP222005 prior to the completion of the Feasibility Study by Wengfu.  DIP has proceeded with the engagement of lawyers, to draft documentation pertaining to the sale of the land to Legend, following the completion of a positive feasibility study.

Environment

Legend is currently engaged in environmental approvals of three separate Mine Lease Applications; D-Tree North, Paradise North and Paradise South.  Both D-Tree North and Paradise North are to be licensed following agreement of separate Environmental Management Plans.  Paradise South is to be licensed following the completion of an Environmental Impact Statement (EIS) which commenced in November 2009.  All three Mining Leases have had ecological survey work and cultural heritage clearances completed in 2009 with no impediments to granting of the leases encountered.

Native Title

Legend’s current negotiations for Mining Lease application with the respective Native Title parties (Indjilandji aboriginal group for Paradise North and D-Tree, Kalkadoon aboriginal group for Paradise South) are progressing well.

Recently the Kalkadoon Native Title Applicants and Legend International Holdings have reached settlement on a Compensation Agreement - Access land for a mining lease. The agreement paves the way for Legend to develop a road corridor into a haul road which allows for the movement of phosphate ore from its Paradise North mining leases to the Barkly highway.

Both Legend and Kalkadoon look forward to further development and enhancement of their ongoing relationship with the mining lease areas which will exist well into the future.

Spin Out of Legend’s Diamond, Gold & Base Metal Interests

Legend is pleased to announce that it plans to spin out, to a new Delaware corporation to be formed, the diamond, gold and base metal interests of Legend. Following the spin out, Legend will be a 100% pure phosphate company.

Shareholders of Legend will receive shares of common stock in the new corporation on a pro-rata basis to the shares they hold in Legend, at the record date. The record date will be advised to shareholders at a later date. The Company has commenced the preparation of the necessary documentation for the spin out.

Forward-Looking Statements

Forward-looking statements in this press release are made pursuant to the “safe harbour” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the risks of exploration and development stage projects, risks associated with environmental and other regulatory matters, mining risks and competition and the volatility of mineral prices. Actual results and timetables could vary significantly. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s fiscal 2008 Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Joseph Gutnick	General Manager Business
Chief Executive Officer	New York Office
Legend International Holdings, Inc.	Legend International Holdings, Inc.
Tel: +011 613 8532 2866	Tel: (212) 223 0018
Fax: +011 613 8532 2805	Fax: (212) 223 1169
E-mail: josephg@axisc.com.au	E-mail: legendinfo@axisc.com.au

The information in this report which relates to Paradise North Mineral Resources is based on a resource estimate compiled by Mr Allan McGill, MAusIMM, who is a full time employee of Legend International Holdings. Mr McGill  has sufficient experience which is relevant to the style of mineralisation and type of deposit under consideration and to the activity which he is undertaking to qualify as a Competent Person as defined in the 2004 Edition of the “Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves”.  Mr McGill consents to the inclusion in the report of the matters based on his information in the form and context in which it appears.

1. References:

Denaro T., Ramsden C., and Brown D. (2007) Queensland Minerals, A summary of Major Mineral Resources, Mines and Projects. Fourth Edition. Published by the Queensland Department of Mines and Energy.

2. Mineral resources (“resources”) have been calculated as at March 16, 2010 in accordance with JORC Code (2004) guidelines. For United States reporting purposes, Industry Guide 7, (under the Securities and Exchange Act of 1934), as interpreted by Staff of the SEC, applies different standards in order to classify mineralization as a reserve. Accordingly, for U.S. reporting purposes, Paradise North is classified as non reserve mineralized material.  In addition, while the terms “measured”, “indicated” and “inferred” mineral resources are required pursuant to the JORC Code, the U.S. Securities and Exchange Commission does not recognize such terms. JORC standards differ significantly from the requirements of the U.S. Securities and Exchange Commission, and mineral resource information contained herein is not comparable to similar information regarding mineral reserves disclosed in accordance with the requirements of the U.S. Securities and Exchange Commission.

U.S. investors should understand that “inferred” mineral resources have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. In addition, U.S. investors are cautioned not to assume that any part or all of Legend’s mineral resources constitute or will be converted into reserves.